EXHIBIT 99.1

● Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION RAISES 2006 PRODUCTION GUIDANCE AND PROVIDES FINANCIAL AND OPERATIONAL

UPDATE FOR THIRD QUARTER 2006

DENVER – (PR Newswire) – November 7, 2006 – Bill Barrett Corporation (NYSE: BBG) today reported that production for the third quarter ended September 30, 2006 was 12.6 billion cubic feet equivalent (Bcfe), which represents a 25% increase from the third quarter of 2005 and a 4% increase over the previous quarter. For the first nine months of 2006, production totaled 37.9 Bcfe, representing a 40% increase over the first nine months of 2005. The Company expects full year 2006 production to be between 51 and 53 Bcfe, a 29% to 35% increase over 2005. Including the effects of hedging, the average sales price realized in the third quarter of 2006 was $6.37 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $6.98 per Mcfe in the third quarter of 2005. For the first nine months of 2006, the average sales price realized, including the effects of hedging, was $6.75, compared to $6.46 in the first nine months of 2005.

Discretionary cash flow (1), a non-GAAP measure defined below, was $54.0 million for the third quarter of 2006, compared to $47.7 million in the third quarter of 2005. For the first nine months of 2006, discretionary cash flow (1) was $176.9 million, a 55% increase from the previous year period. Net income for the third quarter of 2006 was $20.7 million, compared to $13.3 million in the third quarter of 2005. In the third quarter of 2006, the Company recorded $23.8 million (pre-tax) in gains related to proceeds received from joint exploration agreements. In addition, $5.1 million (pre-tax) in dry hole costs and impairments was recorded in the third quarter of 2006 related to two dry holes in the Williston Basin and a reduction of the net book value of certain non-core Uinta properties that will be divested. Net income for the first nine months of 2006 was $51.0 million, compared to $0.5 million in the previous year. Diluted earnings per share were $0.47 in the third quarter of 2006, compared to $0.30 in the third quarter of 2005. Diluted earnings per share were $1.16 for the first nine months of 2006, compared to $0.01 in the first nine months of 2005.

Fred Barrett, Chief Executive Officer and Chairman, commented, “We are extremely pleased with the continuing execution of our strategy. We have raised our production guidance for the year, reflecting an expected full-year production growth of approximately 30%. We currently are producing in excess of 155 MMcfed. We look to continue this strong performance into 2007 and beyond, and we have the financial flexibility and hedge position to pursue significant growth. We are in the process of completing our budget for next year, and we are looking at continued double-digit reserve and production growth over the foreseeable future from our robust development projects in the Piceance, Uinta, and Powder River Basins, with significant additional upside potential in our exploration prospects. Finally, we have received in excess of $47 million in value to date in 2006 from our joint exploration agreements with well-known industry partners. Together with our strong track record of discoveries, the success of our selldown program demonstrates the high quality of exploration assets we have.”

Operations

Through the first nine months of 2006, capital expenditures totaled $313 million, excluding $37 million allocated to oil and gas properties due to the non-cash deferred tax liability assumed through the CH4 acquisition and $9 million in properties received in lieu of cash. Total capital expenditures of $313 million is net of cash proceeds received of $69 million related to joint exploration agreements entered into and other property sales, including $31 million related to Powder River properties sold in August 2006. By basin, capital expenditures totaled $116 million in the Piceance, $89 million in the Uinta, $64 million in the Powder River, $28 million in the Wind River, and $16 million in the Williston and other areas in the first nine months of 2006. The full year capital budget is currently set at $350 million plus $80 million for the CH4 acquisition.

This budget is net of proceeds received from the sale of interests in oil and gas properties and divestitures. The Company expects its net capital expenditures will be approximately $350 million as it has increased activity in the Piceance and Uinta Basins in the fourth quarter based on improved results. However, the Company will spend $31 million less than the $80 million budgeted for the CH4 acquisition due to the divestiture to StormCat of a portion of the properties. The Company anticipates participating in the drilling of up to 300 gross wells for the full year 2006, including 156 coalbed methane (“CBM”) wells.

The following table lists average production by basin for the third quarter of 2006.

Basin	Net production (MMcfed)
Piceance Basin	44
Wind River Basin	31
Uinta Basin	36
Powder River Basin	19
Williston Basin	6
Other	1

Total	137

Based on information available at the time of this release, the Company has increased its previous production guidance for 2006 and maintained or reduced guidance for certain expenses. Please see the forward-looking statements disclosure at the end of this release for further discussion of the inherent limitations of these forward-looking statements.

Guidance:	Year Ending December 31, 2006
Production:
Natural Gas Equivalent (Bcfe)	51 – 53
Operating Costs (in millions):
Lease operating expense	$27 - $29
Gathering and transportation expense	$14 - $16
General and administrative expense (excluding non-cash stock-based compensation)	$26 - $28

Operating and Drilling Update

Uinta Basin, Utah:

West Tavaputs (deep) – The Company has fracture stimulated its delineation test, the Peter’s Point 4-12D, in the Navajo formation and is in the process of flowing back CO2 from the frac. The Company also plans to evaluate the Entrada formation. Results are expected in the next several days.

West Tavaputs (shallow) – After recently adding two compressors, production was increased to approximately 68 MMcfd (gross). The Company currently is producing at full facility capacity and has well producing capacity in excess of current facility capacity. Two additional compressors are expected to be added during the first quarter of 2007, which will increase facility capacity to approximately 87 MMcfd (gross). The Company expects to drill 30 wells in 2006 and 29 wells in 2007, as it has received indications it will be approved to drill certain wells during the upcoming winter months. Upon receiving a record of decision on the Environmental Impact Statement (expected in late 2007), the Company expects to begin full field development.

Lake Canyon – The Company continues to be encouraged with its delineation program. The Company’s partner recently completed four Green River wells, which had initial production rates of 140 Boed each. The Company plans to spud two Wasatch tests in December.

Piceance Basin, Colorado:

The Company continues to be encouraged with well performance after improving completion techniques. The 12 most recently completed wells have averaged an estimated ultimate recovery (EUR) of 1.2 Bcfe. The Company expects to drill a total of 72 (gross) wells in 2006 and has three rigs operating in the basin with plans to continue a three rig program in 2007.

Wind River Basin, Wyoming:

Cooper Reservoir (deep) – The Company reached a total depth of 16,895 feet in its exploratory test, the Cooper Deep #1 (50% working interest), and is in the process of evaluation. Although recent tests in the Lakota and Muddy are not encouraging, the Company will continue evaluating the Frontier and Cody/Niobrara intervals where gas and oil shows were encountered.

Powder River Basin, Wyoming:

The Company closed the sale of certain non-core CBM properties for $30.7 million in August 2006. The Company currently plans to drill 156 gross wells in 2006 and has 109 wells that are dewatering.

Paradox Basin, Colorado:

The Company recently closed on the sale of a 45% working interest to an industry partner for cash and will spud two exploratory tests in the next several days testing the Gothic Shale at approximately 6,500 feet. The Company expects to perform comprehensive core analyses on the first two wells in order to better understand the reservoir potential and to optimize completion design. As such, results for this well most likely will not be available until the first quarter of 2007.

Montana Overthrust, Montana:

The Company recently closed on the sale of a 50% working interest to an industry partner for cash and properties. The Company is nearing completion of its second 3-D seismic survey, encompassing 102 square miles. Once the acquisition is complete, it will be combined with our first 3-D survey, giving the Company contiguous 3-D coverage covering 166 square miles. Initial results indicate several large structural features. Our first exploratory test is expected to commence in the second quarter of 2007.

Big Horn Basin, Wyoming:

The Company recently closed on the sale of a 50% working interest to several industry partners. The Company completed the acquisition of 42 square miles of 3-D seismic, and, in December, plans to recomplete the Seller’s Draw #1 in the Mesaverde formation. The first exploration test at Seller’s Draw will be drilled in the first half of 2007.

Hedging

The Company recently added the following natural gas cashless collar:

Index	Period	Daily Volume	Floor	Ceiling
CIG	11/1/06-3/31/07	15,000 MMBtu	$7.50	$12.25

As previously announced, a conference call to discuss third quarter results is scheduled for 12:30 p.m. EST (10:30 a.m. MST) on Tuesday, November 7, 2006. Access to a live Internet broadcast will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.” The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 8571248. A telephonic replay will be available approximately two hours after the conference call and will continue to be available through Thursday, November 9, 2006. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 8571248. A webcast archive also will be made available approximately one hour after the conference call. The web archive can be accessed at www.billbarrettcorp.com until November 9, 2006.

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Form 10-K for the year ended December 31, 2005.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation

Selected Operating Highlights

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Production:
Natural gas (MMcf)	11,637	9,287	34,955	24,813
Oil (MBbls)	165	136	498	386
Combined volumes (MMcfe)	12,627	10,101	37,943	27,126
Daily combined volumes (MMcfed)	137	110	139	99
Average Prices (net of the effect of hedges):
Natural gas (per Mcf)	$6.09	$6.85	$6.55	$6.34
Oil (per Bbl)	58.05	50.35	54.89	46.04
Combined (per Mcfe)	6.37	6.98	6.75	6.46
Average Costs (per Mcfe):
Lease operating expense	$0.57	$0.51	$0.57	$0.52
Gathering and transportation expense	0.28	0.31	0.30	0.32
Production tax expense	0.51	0.84	0.56	0.79
Depreciation, depletion and amortization	2.75	2.18	2.60	2.25
General and administrative (excluding stock-based compensation) (2)	0.55	0.59	0.55	0.65

Bill Barrett Corporation

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands, except share and per share amounts)
Operating Revenues:
Oil and gas production	$80,468	$70,471	$256,179	$175,118
Other	23,944	766	28,618	2,474

Total operating revenues	$104,412	$71,237	$284,797	$177,592
Operating Expenses:
Lease operating expense	7,329	5,165	21,522	14,059
Gathering and transportation expense	3,510	3,113	11,528	8,717
Production tax expense	6,473	8,525	21,252	21,554
Exploration expense	3,333	4,152	7,258	6,817
Dry hole costs and abandonment expense	3,899	646	10,987	7,978
Impairment expense	1,200	—	1,200	36,343
Depreciation, depletion and amortization	34,506	21,982	98,314	60,936
General and administrative (2)	6,952	5,965	20,695	17,520
Non-cash stock-based compensation (2)	1,633	743	4,800	2,221

Total operating expenses	68,835	50,291	197,556	176,145

Operating Income	35,577	20,946	87,241	1,447
Other Income and Expense:	650	343	1,888	1,384
Interest and other income
Interest expense	(3,153)	(734)	(7,508)	(1,736)

Total other income and expense	(2,503)	(391)	(5,620)	(352)

Income before Income Taxes	33,074	20,555	81,621	1,095
Provision for Income Taxes	12,373	7,258	30,576	615

Net Income	$20,701	$13,297	$51,045	$480

Net Income Per Common Share,
Basic:	$0.47	$0.31	$1.17	$0.01

Net Income Per Common Share,
Diluted:	$0.47	$0.30	$1.16	$0.01

Weighted Average Common Shares Outstanding, Basic	43,730,199	43,285,381	43,647,850	43,186,417
Weighted Average Common Shares Outstanding, Diluted	44,007,475	43,782,874	44,176,225	43,628,292

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

	As of September 30,
	2006	2005
	(in thousands)
Assets:
Cash and cash equivalents	$50,293	$37,664
Other current assets	69,604	69,858
Property and equipment, net	1,014,350	675,717
Other noncurrent assets	11,881	10,482

Total assets	$1,146,128	$793,721

Liabilities and Stockholders’ Equity:
Current liabilities	$111,223	$141,184
Note payable to bank	185,000	43,000
Other noncurrent liabilities	113,197	32,195
Stockholders’ equity	736,708	577,342

Total liabilities and stockholders’ equity	$1,146,128	$793,721

Bill Barrett Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
Operating Activities:
Net Income	$20,701	$13,297	$51,045	$480
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	34,506	21,982	98,314	60,936
Impairment, dry hole costs and abandonment expense	5,099	646	12,187	44,321
Deferred income taxes	12,373	7,258	30,576	615
Stock compensation and other non- cash items	1,707	698	5,165	2,103
Amortization of deferred financing costs	108	319	442	882
Gain on disposal of properties	(14,599)	(636)	(18,875)	(2,101)
Change in operating assets and liabilities:
Accounts receivable	1,555	(15,513)	19,970	(10,112)
Prepayments and other assets	783	(283)	2,119	(653)
Accounts payable, accrued and other liabilities	2,731	2,959	(759)	(153)
Amounts payable to oil and gas property owners	(1,165)	(360)	(12,683)	1,116
Production taxes payable	3,429	5,704	9,997	13,310

Net cash provided by operating activities	67,228	36,071	197,498	110,744
Investing Activities:
Additions to oil and gas properties,	(101,666)	(79,820)	(376,456)	(224,135)
Additions of furniture, equipment and other	(725)	(447)	(2,285)	(1,852)
Proceeds from sale of properties	62,012	2,456	68,875	9,036

Net cash used in investing activities	(40,379)	(77,811)	(309,866)	(216,951)
Financing Activities:
Proceeds from debt	15,000	66,000	143,000	66,000
Principal payments on debt	(35,000)	(23,000)	(50,495)	(23,000)
Proceeds from sale of common and preferred stock	1,108	705	2,760	995
Deferred financing costs and other	234	—	(886)	(50)

Net cash provided by financing activities	(18,658)	43,705	94,379	43,945

Increase (Decrease) in Cash and Cash Equivalents	8,191	1,965	(17,989)	(62,262)
Beginning Cash and Cash Equivalents	42,102	35,699	68,282	99,926

Ending Cash and Cash Equivalents	$50,293	$37,664	$50,293	$37,664

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow (1) from Net Income

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Net Income	$20,701	$13,297	$51,045	$480
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	34,506	21,982	98,314	60,936
Dry hole costs, abandonment, and impairment expense	5,099	646	12,187	44,321
Exploration expense	3,333	4,152	7,258	6,817
Deferred income taxes	12,373	7,258	30,576	615
Stock compensation and other non-cash items	1,707	698	5,165	2,103
Amortization of deferred financing costs	108	319	442	882
Gain on disposal of properties	(23,798)	(636)	(28,074)	(2,101)

Discretionary cash flow (1)	$54,029	$47,716	$176,913	$114,053
Shares outstanding (diluted)	44,007	43,783	44,176	43,628
Discretionary cash flow (1) per share	$1.23	$1.09	$4.00	$2.61

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows more accurate comparison to our peers who may have higher or lower costs associated with equity grants.

# # #